Second Quarter 2019 Results Announced by Reading International

Earnings Call Webcast to Discuss 2019 Second Quarter Financial Results

to Post to Corporate Website on Tuesday, August 13, 2019

Culver City, California - (BUSINESS WIRE) August 9, 2019: Reading International, Inc. (NASDAQ: RDI) today announced results for the quarter ended June 30, 2019.  Our Company reported Basic Earnings per Share (“EPS”) of $0.10 and $0.01 for the quarter and six months ended June 30, 2019, respectively, compared to $0.22 and $0.35 in the corresponding prior periods.  These results were principally driven by a 10% decrease in revenue in both the Cinema and Real Estate business segments combined,  offset to some extent by an 18% reduction in general and administrative expenses.

Consolidated revenue for the second quarter of 2019 decreased by 10%, or $8.2 million, to $76.1 million compared to the second quarter of 2018.  Three factors contributed to this reduction in revenue compared to the second quarter of 2018:  (i) a significantly softer film slate from both the major studios and specialty distributors compared to the record breaking slate of 2018, (ii) a  7.5% decline in the Australian dollar and a 6.0% decline in the New Zealand dollar; and (iii) the temporary continuing closure of our Reading Cinema and certain retail areas at Courtenay Central in Wellington, New Zealand in January 2019 due to seismic concerns.

In addition, during the quarter, we made progress on the planning of our re-development projects at Courtenay Central in Wellington, New Zealand and Cannon Park in Townsville, Australia.  We also continued to work with various public and private stakeholders on the infrastructure work for our 70.4 acre industrial site in the Manukau/Wiri area of Auckland, New Zealand.

Ellen Cotter, Chair, President and Chief Executive Officer said, “We anticipated that the record-setting box office in the second quarter of 2018 would be hard to repeat.   Despite a relatively softer box office in the second quarter of 2019, the blockbuster success of films like Avengers:Endgame and Aladdin reassure us that global audiences will support quality films.   We were pleased with the market performance of certain theaters that benefited from our renovation strategy during the quarter, and expect that our cinema investment in recliner seating, TITAN LUXE screens, F&B and lobby upgrades will continue to pay off through the end of the year as we expect a more robust box office with highly anticipated titles like Star Wars: Episode IX, Frozen 2, Joker and Downton Abbey.”

“And, we were pleased that the 44 Union Square project is nearing completion, and believe this will unlock the long term value in this iconic, one-time theatre property in New York City,” added Cotter.

Under our Stock Repurchase Program, during June and July 2019, the Company repurchased 207,766 shares of Class A Common Stock at an average price of $13.19 per share.

The following table summarizes the second quarter and f

The following table summarizes the second quarter and first half-of-the-year results for 2019 and 2018:

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in millions, except EPS)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Revenue	$76.1	$84.2	(10)%	$137.6	$160.1	(14)%
- US	41.8	47.0	(11)%	74.8	84.0	(11)%
- Australia	28.1	29.1	(3)%	51.9	58.9	(12)%
- New Zealand	6.2	8.1	(23)%	10.9	17.2	(37)%
Operating expense	$(70.3)	$(75.6)	7%	$(133.1)	$(145.8)	9%
Segment operating income (1)	$10.6	$14.4	(26)%	$14.4	$26.4	(45)%
Net income/(loss)(2)	$2.4	$5.0	(52)%	$0.3	$8.1	(96)%
EBITDA (1)	$11.8	$14.4	(18)%	$16.1	$25.5	(37)%
Adjusted EBITDA (1)	$12.0	$15.6	(23)%	$16.7	$28.1	(41)%
Basic EPS (2)	$0.10	$0.22	(55)%	$0.01	$0.35	(97)%

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY HIGHLIGHTS

▪

Operating Results: For the quarter ended June 30, 2019, we had worldwide revenue of $76.1 million, a decrease of 10%, or $8.2 million, from the same quarter in the prior year. Our operating results were negatively impacted by (i) a decrease in cinema attendance due to a significantly softer film slate from both the major studios and the specialty distribution companies in the U.S., (ii) the continuing closure of a majority of the net rentable area of Courtenay Central in Wellington (NZ), including our Reading Cinema at that location, due to seismic concerns, and (iii) the weakening foreign currency exchange rates.

All three cinema circuits in the U.S., Australia and New Zealand, in their functional currency, set record high second quarter Food & Beverage (“F&B”) spends per patron (“SPP”), reflecting the continued improvement in our global F&B program.

▪

Capex program: During the second quarter of 2019, we invested $11.2 million in capital improvements, including our continued investment in the redevelopment of 44 Union Square in NYC, as well as the upgrading of certain of our cinemas:   (i) Reading Cinemas in Australia at Harbour Town, Maitland and Waurn Ponds, (ii) Reading Cinemas at The Palms in New Zealand, and (iii) Consolidated Theatres in Mililani, Hawaii.   Also, to mitigate the temporary closure of Reading Cinemas at Courtenay Central, we leased a three screen cinema space in Lower Hutt, adjacent to Wellington, New Zealand.   This cinema, which will trade as The Hutt Pop Up by Reading Cinemas, began operations in late June 2019.

We converted four screens at our Reading Cinemas at Maitland and Waurn Ponds in Australia and The Palms in New Zealand to TITAN LUXE and/or PREMIUM during the second quarter of 2019.

And, during June 2019, our Consolidated Theatres in Mililani, Hawaii, launched a full F&B program with a new chef-driven, locally inspired menu that also features beer, wine and spirits.  The lobby was also upgraded with artwork from Kamea Hadar, a local street artist from Honolulu.  During the second quarter 2019, we also worked with our landlord at the Kahala Mall in Honolulu to complete plans for a full “top-to-bottom” renovation at that Consolidated Theatres that will include conversion to recliner seating and an F&B upgrade.

▪

Cinema Additions and Pipeline:  In early 2019, we purchased a well-established four-screen cinema in Devonport, Tasmania. And, as described above, during the second quarter, we worked to complete a lease for The Hutt Pop Up by Reading Cinemas, a three screen cinema in Wellington, New Zealand, which opened in late June 2019.

These additions bring our global cinema count to 60 and global screen count to 483.  Also, we currently have signed lease agreements for four new cinemas in Australia representing an additional 25 screens, which we anticipate opening between now and 2021.

▪

Building new revenue sources:   We continue to focus on the development of our self-ticketing capabilities.  We achieved a second quarter record for U.S. online revenue, beating the prior year second quarter record by 22%.  Online sales consisted of 31% of our global box office revenue, which is a second quarter record and represents a 14% increase from the prior year period. Our continued improvements to our websites and apps in the U.S. and improved global online sales infrastructure are enabling us to better serve high sales volume.

Real estate activities:

▪

Redevelopment of 44 Union Square (New York, U.S.)  During July 2019, we topped out the steel dome capping our redevelopment of historic Tammany Hall at 44 Union Square. We anticipate that the project will be ready for the commencement of tenant fit-out in the near future, and are in final negotiations of a long term lease for approximately 90% of the net rentable area of the building.  This lease would be for office use, and the remaining 7,200 square feet of ground floor space (facing onto Union Square) continue to be marketed for retail use by our exclusive broker, Newmark.

▪

Minetta Lane Theatre (New York, U.S.)   In April, we negotiated an extension through March 2020 (with an option to extend by our licensee for an additional year through March 2021) of our Minetta Lane Theatre license agreement with Audible, Inc., a subsidiary of Amazon.  Audible will continue to use our theatre as the location for its production of various plays featuring one or two actors, to be recorded before a live theatre audience, and offered on Audible.com.

▪

Courtenay Central Re-Development in Wellington, New Zealand – Located in the heart of Wellington - New Zealand’s capital city – this center is comprised of 161,071 square feet of land situated proximate to the Te Papa Tongarewa Museum (attracting over 1.5 million visitors annually), across the street from the site of Wellington’s newly announced convention center (estimated to open its doors in 2022) and at a major public transit hub. Damage from the 2016 earthquake necessitated demolition of our nine-story parking garage at the site.  Further, unrelated seismic issues have caused us to temporarily close the existing cinema and significant portions of the retail structure while we reevaluate the property for redevelopment as an entertainment themed urban center with a major food and grocery component. Wellington continues to be rated as one of the top cities in the world in which to live, and we continue to believe that the Courtenay Central site is located in one of the most vibrant and growing commercial and entertainment precincts of Wellington.   We are currently working on a comprehensive plan for the redevelopment of this property featuring a variety of uses to complement and build upon the “destination quality” of this location.

SEGMENT RESULTS

The following table summarizes the second quarter and first half-of-the-year segment operating results for 2019 and 2018:

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment revenue
Cinema
United States	$40,961	$44,413	(8)%	$72,993	$82,400	(11)%
Australia	25,599	27,137	(6)%	47,039	53,854	(13)%
New Zealand	5,823	8,633	(33)%	10,336	16,184	(36)%
Total	$72,383	$80,183	(10)%	$130,368	$152,438	(14)%
Real estate
United States	$880	$952	(8)%	$1,868	$1,605	16%
Australia	4,052	4,302	(6)%	7,967	8,456	(6)%
New Zealand	632	1,171	(46)%	1,159	2,371	(51)%
Total	$5,564	$6,425	(13)%	$10,994	$12,432	(12)%
Inter-segment elimination	(1,851)	(2,346)	21%	(3,716)	(4,737)	22%
Total segment revenue	$76,096	$84,262	(10)%	$137,646	$160,133	(14)%
Segment operating income
Cinema
United States	$3,100	$4,698	(34)%	$2,338	$7,699	(70)%
Australia	5,138	6,048	(15)%	8,239	11,965	(31)%
New Zealand	1,031	1,748	(41)%	1,335	3,115	(57)%
Total	$9,269	$12,494	(26)%	$11,912	$22,779	(48)%
Real estate
United States	$(73)	$(66)	(11)%	$(47)	$(360)	87%
Australia	1,442	1,573	(8)%	2,746	3,088	(11)%
New Zealand	(24)	447	(>100)%	(197)	906	(>100)%
Total	$1,345	$1,954	(31)%	$2,502	$3,634	(31)%
Total segment operating income (1)	$10,614	$14,448	(27)%	$14,414	$26,413	(45)%

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Second Quarter Results:

Cinema segment operating income decreased by $3.2 million, or 26%, to $9.3 million for the quarter ended June 30, 2019, compared to June 30, 2018,  primarily driven by a decrease in operating income in all three circuits.  The decrease was due to a significant decline in attendance.  However, such attendance decreases were offset by increases in average ticket price (“ATP”) and SPP (each in functional currency) in our U.S., Australia and New Zealand circuits.

•	Revenue in the U.S. decreased by 8%, or $3.5 million, to $41.0 million, due to a 13% decrease in attendance.

•	Australia’s cinema revenue decreased by 6%, or $1.5 million, to $25.6 million primarily due to a 5% decrease in attendance.

•

New Zealand’s cinema revenue decreased by 33%, or $2.8 million, to $5.8 million versus the same period in 2018 due to a 34% decrease in attendance, driven not only by a weaker film slate, but also by the temporary closure of the Reading Cinemas at Courtenay Central due to seismic concerns.

The top three grossing films for the second quarter of 2019 were Avengers: Endgame, Aladdin, and Toy Story 4, representing approximately 40% of our worldwide admission revenues for the quarter. The top three grossing films in the second quarter of 2018 for our worldwide cinema circuits were Avengers: Infinity War, Deadpool 2 and Incredibles 2, which represented approximately 36% of our worldwide admission revenues.

Six Month Results:

Cinema segment operating income declined  48%, or $10.9 million, to $11.9 million for the six months ended June 30, 2019 compared to June 30, 2018, primarily driven by a 70% operating income decline in the U.S. market.  The decrease was due to a significant decline in attendance worldwide (principally due to a softer movie slate).  However, such attendance decreases were offset by increases in ATP and SPP (in functional currency) in each of the U.S., Australia and New Zealand circuits:

•	Revenue in the United States decreased by 11%, or $9.4 million, to $73.0 million primarily due to a 17% decrease in attendance.

•	Australia’s cinema revenue decreased by 13%, or $6.8 million, to $47.0 million, primarily due to a 10% decrease in attendance.

•

New Zealand cinema revenue decreased by 36%, or $5.8 million, to $10.3 million, primarily due to a 36% decrease in attendance, resulting from a weaker film slate, and the temporary closure of our Reading Cinemas at Courtenay Central due to seismic concerns.

The top three grossing films for the first half of 2019 were Avengers: Endgame, Captain Marvel, and Aladdin representing approximately 26% of our worldwide admission revenues, compared to the top three grossing films a year ago: Avengers: Infinity War, Black Panther, and Deadpool 2, which represented approximately 22% of our admission revenues for the same period in 2018.

Real Estate

Second Quarter and Six Month Results:

Real estate segment operating income decreased by 31%, or $0.6 million, to $1.3 million for the quarter ended June 30, 2019, compared to June 30, 2018.  Real estate revenue for the second quarter of 2019, decreased by 13%, or $0.9 million, to $5.6 million compared to the second quarter of 2018.  This was primarily driven by a decrease in property rental income in New Zealand.

For the six months ended June 30, 2019, the real estate segment operating income decreased by 31%, or $1.1 million, to $2.5 million compared to the six months ended June 30, 2018.  Real estate revenue decreased by 12%, or $1.4 million, to $11.0 million, compared to the same period in 2018.   This was primarily attributable to the partial closure due to seismic concerns of a majority of the net rentable area of Courtenay Central  during the first six months of 2019, compared to same period in 2018 (which had two full quarters of operations).

CONSOLIDATED AND NON-SEGMENT RESULTS

The second quarter and first half-of-the-year consolidated and non-segment results for 2019 and 2018 are summarized as follows:

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment operating income	$10,614	$14,448	(27)%	$14,414	$26,413	(45)%
Non-segment income and expenses:
General and administrative expense	(4,670)	(5,730)	18%	(9,710)	(11,886)	18%
Interest expense, net	(2,204)	(1,790)	(23)%	(4,055)	(3,384)	(20)%
Other	271	166	63	223	224	—%
Total non-segment income and expenses	$(6,603)	$(7,354)	10%	$(13,542)	$(15,046)	10%
Income before income taxes	4,011	7,094	(43)%	872	11,367	(92)%
Income tax benefit (expense)	(1,654)	(1,965)	16%	(612)	(3,135)	80%
Net income/(loss)	$2,357	$5,129	(54)%	$260	$8,232	(97)%
Less: net income (loss) attributable to noncontrolling interests	(37)	102	(>100)	(53)	124	(>100)
Net income (loss) attributable to RDI common stockholders	$2,394	$5,027	(52)%	$313	$8,108	(96)%

Second Quarter and First Half-of-the-Year Net Results

Net income attributable to RDI common stockholders declined by 52%, or $2.6 million, to $2.4 million for the quarter ended  June 30, 2019, compared to the same period prior year.  Basic EPS for the quarter ended June 30, 2019 decreased by $0.12 to $0.10 from $0.22 the prior-year quarter, mainly attributable to a significant decrease in revenue from both our Cinema and Real Estate business segments.

Net income attributable to RDI common stockholders decreased by 96%, or $7.8 million, to $0.3 million for the six months ended June 30, 2019, compared to the same period in the prior year.  Basic EPS for the first half of 2019 decreased by $0.34, to $0.01 from $0.35 from the prior-year period.

Non-Segment General & Administrative Expenses

Non-segment general and administrative expense for the quarter ended June 30, 2019 compared to the same period in the prior year decreased by 18%, or $1.1 million, to $4.7 million.  The quarterly decrease mainly relates to lower legal expenses.

Non-segment general and administrative expense for the six months ended June 30, 2019, decreased by 18%, or $2.2 million, to $9.7 million, compared to the six month period ending June 30, 2018, mainly related to lower legal expenses.

Income Tax Expense

Income tax expense for the quarter and six months ended June 30, 2019, decreased by $0.3 million and $2.5 million, respectively, compared to the equivalent prior-year period.  The change between 2019 and 2018 is primarily related to lower pretax income in the first half of 2019.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $233.8 million, to $672.8 million at June 30, 2019, compared to $439.0 million at December 31, 2018. This was primarily driven by the implementation of the lease accounting standard effective January 1, 2019, which also resulted in a similar increase in our liabilities.  Additionally, assets increased due to the capital investments relating to major real estate projects, primarily the redevelopment of 44 Union Square in New York, and to cinema improvements in (i) the U.S. at our Consolidated Theatres in Mililani (Hawaii), (ii) New Zealand at the Reading Cinemas at The Palms, and (iii) Australia at the Reading Cinemas at Maitland, Waurn Ponds and Harbour Town.

Cash and cash equivalents at June 30, 2019 were $8.5 million, including approximately $5.6 million in the U.S., $1.9 million in Australia, and $1.0 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and F&B items, and (ii) rental income typically received in advance, to reduce our long-term borrowings and realize savings on interest charges. We then settle our operating expenses generally with a lag within traditional trade terms. This generates a temporary working capital deficit.  We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes. We believe the cash flow generated from our operations coupled with our ability to renew and extend our credit facilities will provide sufficient liquidity in the upcoming year.

OTHER INFORMATION

Stock Repurchase Program

As of June 30, 2019, $13.5 million remained available under our Stock Repurchase Program.  During the six months ended June 30, 2019 we have spent $2.6 million on repurchasing our Class A Common Stock.  The Stock Repurchase Program allows Reading to repurchase its Class A Common Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

Trust Litigation

In a matter potentially impacting the control of our company, but to which our Company is not a party (In re: James J. Cotter Living Trust dated August 1, 2000 (Case No. BP159755) (the “Trust Case”)), the California Court of Appeals on April 15, 2019, struck down the California Trial Court’s order appointing a trustee ad litem to solicit offers for the purchase of a controlling interest in our Company.   The basis for that disposition was the Appeals Court’s determination that Mr. James J. Cotter, Jr. lacks standing to seek the appointment of such a trustee ad litem.  The Appeals Court noted that Mr. Cotter, Jr. is neither a trustee of nor a beneficiary of the trust established to hold such controlling interest (the “Voting Trust”) and accordingly, determined that he lacked any standing to bring before the trial court matters relating to the internal affairs of that trust, such as the appointment of a trustee ad litem.   The Court of Appeals also noted, in an observation not material to the specific grounds on which the California Trial Court’s order was struck down, but nevertheless likely to be given weight by the court below, that “the plain language [of the Trust Document] appears to show that the settlor [Mr. Cotter, Sr.] instructed the Trustee [Margaret Cotter] not to diversify [i.e. not to sell the voting shares held by the Voting Trust].”  The Trust Document directs the Trustee of the Voting Trust that this voting stock is “to be retained for as long as possible.”

The Guardian Ad Litem, appointed by the court to protect the interests of Mr. Cotter Sr.’s grandchildren, has stated his view that, notwithstanding the above referenced direction to retain the Voting Stock as long as possible and the Court of Appeals statement regarding that direction, diversification of the assets of the Voting Trust would be in the best interests of the grandchildren.

The Guardian Ad Litem has petitioned to split the Voting Trust into two separate trusts and to diversify that portion of any Voting Stock allocated to any separate trust set up for the children of Mr. Cotter, Jr.  and for authority to retain a valuation expert.   The Guardian Ad Litem has no authority to in any way deal with the Voting Stock to be vested in the Voting Trust.  This authority remains vested with Margaret Cotter as the Sole Trustee of the Voting Trust and, until the Voting Stock is transferred into the Voting Trust, in Ellen Cotter and Margaret Cotter as the Co-Executors of the Estate of James J. Cotter, Sr. and the Co-Trustees of the Living Trust.

Ellen Cotter and Margaret Cotter, as Trustees of the James J. Cotter, Sr. Living Trust and Margaret Cotter as Trustee of the Voting Trust oppose the Guardian Ad Litem’s petitions.  They have also filed to have a new judge appointed to hear the Trust Litigation and are seeking the removal of the Guardian Ad Litem on various grounds including conflict of interest.

Ellen Cotter and Margaret Cotter have advised the Company that while they oppose any sale of the Voting Stock as being inconsistent with the intentions of Mr. Cotter, Sr., as set out in the Trust Document, if there is such a sale, they intend to be the buyers and to retain control of the Company in the Cotter Family.    They have further advised the Issuer that as the

Estate is not yet closed, it is uncertain that any shares of Voting Stock will be transferred to the Voting Trust in the near term.

The California Superior Court has advised the Trustees that it intends to consider the Trustees petitions to appoint a new judge on August 16, 2019.  No hearing date has been set for the Guardian Ad Litem’s petitions to retain a valuation expert or to split the trust or for the Trustee’s petition to disqualify the Guardian Ad Litem.  If the Court agrees with the Trustees petition to appoint a new judge, then it is unlikely that he will take any further action in this matter.  The Trustees have further advised that, if the Court does not grant their motion to appoint a new judge, they will take an immediate writ to the California Court of Appeals, challenging that decision.

We are advised that the Estate of James J. Cotter, Sr., has entered into an agreement with the Internal Revenue Service to pay its estate taxes over the next ten years.   That agreement has been collateralized through the grant of a security interest in certain Class A Common Stock currently owned by the Living Trust.   It is anticipated that it may be necessary from time to time for the Estate or the Living Trust to sell Class A Common Stock to pay that debt.  Also, we are advised that Margaret Cotter is the Trustee of an operational trust established by her father for the benefit of her children which is funded entirely with Class A Common Stock and, accordingly, that it will be necessary for that trust to, from time to time, sell shares of Class A Common Stock for her children’s educational, medical and other expenses.

The table below presents the changes in our working capital position and other relevant information addressing our liquidity as of and for the six months ended June 30, 2019 and the preceding four years:

	As of and for the 6-Months Ended	Year Ended December 31
($ in thousands)	June 30, 2019	2018	2017	2016	2015 (2)
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$8,516	$13,127	$13,668	$19,017	$19,702
Unused borrowing facility	101,957	85,886	137,231	117,599	70,134
Restricted for capital projects (1)	18,945	30,318	62,280	62,024	10,263
Unrestricted capacity	83,012	55,568	74,951	55,575	59,871
Total resources at period end	110,473	99,013	150,899	136,616	89,836
Total unrestricted resources at period end	91,528	68,695	88,619	74,592	79,573
Debt-to-Equity Ratio
Total contractual facility	$288,594	$252,929	$271,732	$266,134	$207,075
Total debt (gross of deferred financing costs)	186,926	167,043	134,501	148,535	130,941
Current	40,576	30,393	8,109	567	15,000
Non-current	146,061	136,650	126,392	147,968	115,941
Finance lease liabilities	289	—	—	—	—
Total book equity	177,697	180,547	181,618	146,890	138,951
Debt-to-equity ratio	1.05	0.93	0.74	1.01	0.94
Changes in Working Capital
Working capital (deficit) (3)	$(80,376)	$(55,270)	$(46,971)	$6,655	$(35,581)
Current ratio	0.26	0.35	0.42	1.10	0.51
Capital Expenditures (including acquisitions)	$24,607	$56,827	$76,708	$49,166	$53,119
(1)

This relates to the construction facilities specifically negotiated for: (i) 44 Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015. The New Zealand construction loan expired December 31, 2018.

(2)

Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes). Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors).

(3)

Typically our working capital (deficit) is negative as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of June 30, 2019:

	As of June 30, 2019
(Dollars in thousands)	Available Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$27,000	$28,000	$—	$28,000
Bank of America Line of Credit (USA)	5,000	1,000	4,000	—	4,000
Union Square Construction Financing (USA)	57,500	38,555	18,945	18,945	—
NAB Corporate Term Loan (AU) (1)	84,108	44,504	39,604	—	39,604
Westpac Bank Corporate (NZ) (1)	21,475	10,067	11,408	—	11,408
Total	$223,083	$121,126	$101,957	$18,945	$83,012
(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of June 30, 2019.

The $18.9 million representing borrowings restricted for capital projects is wholly composed of the $18.9 million of unused capacity for the Union Square development and construction.

Our overall global operating strategy is to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may, from time to time, move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with U.S. GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – We evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance.  It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations and our creditworthiness. It is widely accepted that analysts, financial commentators and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation and  amortization, limits the usefulness of these measures when assessing our financial performance, as  not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures and to meet other commitments from time to time.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBIDTA, we further adjusted the EBIDTA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation.  Specifically, we have adjusted for (i) gains on insurance recoveries, (ii) legal expenses relating to extraordinary litigation, (iii) adjustments for gains/losses relating to property sales, and (iv) any other items that can be considered non-recurring in accordance with the 2-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2019	2018	2019	2018
Net Income/(loss)	$2,394	$5,027	$313	$8,108
Add: Interest expense, net	2,204	1,790	4,054	3,384
Add: Income tax expense	1,654	1,965	612	3,135
Add: Depreciation and amortization	5,572	5,626	11,166	10,877
EBITDA	$11,824	$14,408	$16,145	$25,504
Adjustments for:
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	171	1,163	598	2,641
Adjusted EBITDA	$11,995	$15,571	$16,743	$28,145

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on August 13, 2019, that will feature prepared remarks from Ellen Cotter, Chief Executive Officer; Gilbert Avanes, Interim Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on August 12, 2019 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theatres operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to moviegoers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in and outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology, such as, by way of example, cable, satellite broadcast and Blu-ray/DVD rentals and sales, and so called “movies on demand”;

o	the cost and impact of improvements to our cinemas, such as improve seating, enhanced food and beverage offerings and other improvements;
o	disruptions during theater improvements;
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the increased depreciation and amortization expense as construction projects transition to leased real property;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ability to renew, extend or renegotiate our loans that mature in 2019;
o	our ability to grow our Company and provide value to our stockholders;
o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2018, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Report of Form 10-Q .

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Gilbert Avanes, Interim Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Cinema	$72,383	$80,183	$130,368	$152,438
Real estate	3,713	4,079	7,278	7,695
Total revenue	76,096	84,262	137,646	160,133
Costs and expenses
Cinema	(56,235)	(60,306)	(104,564)	(115,254)
Real estate	(2,438)	(2,551)	(4,883)	(4,935)
Depreciation and amortization	(5,572)	(5,626)	(11,166)	(10,877)
General and administrative	(6,034)	(7,165)	(12,518)	(14,761)
Total costs and expenses	(70,279)	(75,648)	(133,131)	(145,827)
Operating income	5,817	8,614	4,515	14,306
Interest expense, net	(2,204)	(1,790)	(4,054)	(3,384)
Other income (expense)	71	(61)	50	(143)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	3,684	6,763	511	10,779
Equity earnings of unconsolidated joint ventures	327	331	361	588
Income (loss) before income taxes	4,011	7,094	872	11,367
Income tax benefit (expense)	(1,654)	(1,965)	(612)	(3,135)
Net income (loss)	$2,357	$5,129	$260	$8,232
Less: net income (loss) attributable to noncontrolling interests	(37)	102	(53)	124
Net income (loss) attributable to Reading International, Inc. common shareholders	$2,394	$5,027	$313	$8,108
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.10	$0.22	$0.01	$0.35
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.10	$0.22	$0.01	$0.35
Weighted average number of shares outstanding–basic	22,894,083	22,933,589	22,901,764	22,979,436
Weighted average number of shares outstanding–diluted	23,059,733	23,147,373	23,074,673	23,193,220

.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$8,516	$13,127
Receivables	9,178	8,045
Inventory	1,221	1,419
Prepaid and other current assets	9,847	7,667
Total current assets	28,762	30,258
Operating property, net	255,761	257,667
Operating lease right-of-use assets	224,878	—
Investment and development property, net	101,766	86,804
Investment in unconsolidated joint ventures	4,930	5,121
Goodwill	20,621	19,445
Intangible assets, net	3,659	7,369
Deferred tax asset, net	26,336	26,235
Other assets	6,122	6,129
Total assets	$672,835	$439,028
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$23,213	$26,154
Film rent payable	8,234	8,661
Debt - current portion	40,576	30,393
Derivative financial instruments - current portion	89	41
Taxes payable - current	529	1,710
Deferred current revenue	7,196	9,264
Operating lease liabilities - current portion	19,658	—
Other current liabilities	9,643	9,305
Total current liabilities	109,138	85,528
Debt - long-term portion	116,503	106,286
Derivative financial instruments - non-current portion	287	145
Subordinated debt, net	26,172	26,061
Noncurrent tax liabilities	11,903	11,530
Operating lease liabilities - non-current portion	218,610	—
Other liabilities	12,525	28,931
Total liabilities	495,138	258,481
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,213,025 issued and 21,074,784 outstanding at June 30, 2019 and 33,112,337 issued and 21,194,748 outstanding at December 31, 2018	233	232
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2019 and December 31, 2018	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	147,841	147,452
Retained earnings	47,957	47,616
Treasury shares	(27,853)	(25,222)
Accumulated other comprehensive income	5,279	6,115
Total Reading International, Inc. stockholders’ equity	173,474	176,210
Noncontrolling interests	4,223	4,337
Total stockholders’ equity	177,697	180,547
Total liabilities and stockholders’ equity	$672,835	$439,028